AMENDMENT
                  TO SECURITIES LENDING AUTHORIZATION AGREEMENT

         Between USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST (now known as ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST), USALLIANZ
                 ADVISERS, LLC (now known as ALLIANZ INVESTMENT
              MANAGEMENT LLC) and THE NORTHERN TRUST COMPANY, dated
                                August 4th, 2003

WHEREAS:

I. Reference is made to the securities lending authorization agreement between The Northern Trust Company (the "Agent"), USAllianz Variable Insurance Products Trust, now known as Allianz Variable Insurance Products Trust (the "Company") on behalf of its existing and future separate investment portfolios or series (herein referred to each as a "Lending Fund") and USAllianz Advisers LLC, now known as Allianz Investment Management LLC, as Adviser to the Lending Funds, dated August 4th 2003, as amended from time to time, (the "Agreement").

II. In addition to the provisions contained in the Agreement, the Agent and the Lender wish to amend the Agreement, as set out in this agreement (the "Amendment Agreement").

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A) Indemnification. Pursuant to Clause 14.1 of the Agreement, Section 16 of the Agreement is hereby amended and restated in its entirety as follows:

         Indemnification.

         16.1 Agent shall indemnify, defend and hold the Company, each Lending Fund and the Adviser harmless from and against any losses, damages, costs and expenses (other than special, incidental, indirect or consequential losses, damages, costs or expenses) they may respectively incur if Agent is unable to recover Borrowed Securities and distributions made during the term of the Loan or Loans with respect to those Securities as a result of:

                           (i) Agent's failure to make a reasonable determination of the creditworthiness of a Borrower through adequate analysis of all material, public information available to Agent's credit committee before lending a Security as provided in section 2 of this Agreement and during the term of the Loan or Loans a Filing occurs with respect to the Borrower;

                           (ii) Agent's failure to demand adequate and appropriate Collateral as provided in section 4 hereof, perfect a security interest or obtain rights equivalent thereto in the Collateral, maintain control of the Collateral as provided in this Agreement and make a reasonable determination of the quality and suitability of Collateral investments through adequate analysis of all material, public information available to Agent's relevant committees; or


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                           (iii) Agent's failure otherwise to perform its duties
         and responsibilities under this Agreement in accordance with the terms of this Agreement and applicable law, including, without limitation, a failure by the Agent's credit committee to review and consider material, public information available to such committee.

         16.2 In addition to the indemnity provided by, and irrespective of the applicability of, paragraph 16.1, in the event of a Default by a Borrower that is not a Sale-Related Default, Agent shall (1) credit the applicable Lending Fund's Account with the amount of distributions made with respect to the Borrowed Securities of such Lending Fund that are due and payable by the Borrower on or before the Default Date but not so paid and (2) transfer into the applicable Lending Fund's Account replacement Securities that are Equivalent Securities by purchasing such securities in the principal market in which such securities are traded; except that Agent may, at its option, in lieu of replacing some part or all of the Borrowed Securities, credit such Lending Fund's Account with an amount equal to the Market Value on the Default Date of Borrowed Securities not replaced, which amount shall be satisfiable at Agent's option in cash, or by a transfer to such Lending Fund's Account of Collateral securities (which Collateral securities shall be "Acceptable Collateral" as defined in Amended Schedule B to the Agreement) valued as of the Default Date, or by a combination of both cash and Collateral securities so valued.

         16.3 In addition to the indemnity provided by, and irrespective of, the applicability of paragraph 16.1, in the event a Borrower fails to return Borrowed Securities upon termination of a Loan, and such failure constitutes a Sale-Related Default, Agent shall, in accordance with Agent's Investment Manager Guidelines then in effect, in lieu of the indemnification provided in paragraph 16.2, (a) waive any overdraft charges arising from any investment made for the applicable Lending Fund's account in anticipation of timely receipt of the proceeds, (b) credit the applicable Lending Fund's account with interest at the applicable short-term investment rate on the sale proceeds not reinvested up to the date such proceeds are credited to the Account,
         (c) credit Lending Fund with the amounts of any distributions made with respect to such Borrowed Securities that have not otherwise been received by the Lending Fund and (d) indemnify Lending Fund from and against any Buy-in Costs or other direct expenses for which Lending Fund would otherwise be liable as a result of the failure of the sale to settle in a timely fashion.

         16.4 For purposes of this section 16, the following definitions shall apply.

         16.4.1 "Buy-in Costs" shall mean out-of-pocket expenses incurred by the applicable Lending Fund in connection with the failed settlement of a sale of Lending Fund's Securities that are on loan hereunder at the


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         time of sale, as a result of the purchase of substitute securities at a higher price by the buyer's broker in accordance with applicable exchange rules.

         16.4.2 "Default" shall mean (a) a Filing, or (b) any other failure by a Borrower to return Borrowed Securities within the time period allowed by the relevant Borrowing Agreement after demand by Agent, except such a failure that is waived by Agent or cured by the Borrower within one business day of the Borrower after the Default Date.

         16.4.3 "Default Date" shall mean, with respect to any Default, the earliest date on which the Agent is entitled under the provisions of the applicable Borrowing Agreement to treat the relevant Loan or Loans to the Borrower as having terminated.

         16.4.4 "Investment Manager Guidelines" shall mean the rules and procedures established by Agent governing the conduct of securities transactions in its custodial accounts and the required communications between Agent and its custodial clients and their investment managers regarding those transactions.

         16.4.5 "Sale-Related Default" shall mean a Default by a Borrower in returning Borrowed Securities that have been recalled by Agent due to a sale of such securities by Lending Fund, or an investment agent of Lending Fund.

         16.2 Agent's obligations to any Lending Fund under this section 16 shall be subject to set-off against the obligations (if any) of such Lending Fund under paragraph 3.4 of this Agreement with respect to losses within the Collateral Account of such Lending Fund. Agent shall be subrogated to, and the Company shall be deemed to have assigned to Agent, all of a Lending Fund's corresponding rights against a Borrower (and against any guarantor thereof) and in the Collateral and its proceeds to the extent of any payment, transfer or credit made pursuant to this section 16.


B) Collateral. Pursuant to Clause 14.1 of the Agreement, Schedule B of the Agreement is hereby amended and restated as follows:

                                   SCHEDULE B
                  TO SECURITIES LENDING AUTHORIZATION AGREEMENT
                         Guidelines for Separate Account
 Collateralization Levels


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     Initial Collateral levels shall not be less than 102% of the Market Value of the Borrowed Securities (105% if the Collateral and the Borrowed Securities are denominated in different currencies). Marking to market is performed every business day (subject to de minimis rules of change in Market Value) for each Separate Account, and each Borrower is required to deliver additional Collateral when necessary so that the total Collateral held in the Separate Account for all loans of the Lending Fund to the Borrower will be not less than 100% of the Market Value of all the Borrowed Securities loaned to the Borrower by such Lending Fund.

Collateral Guidelines

     Listed below are the cash and non-cash Collateral guidelines specifying eligible Collateral, eligible investments of non-cash Collateral, credit quality standards, and diversification requirements. All requirements listed in these guidelines are effective at the time of purchase of any security or instrument as a cash Collateral investment and at the time of receipt of any non-cash Collateral. Capitalized terms used in this Schedule have the meanings ascribed to them in the Agreement.

Acceptable Collateral

     Acceptable Collateral consists of (1) cash in U.S. dollars and (2) obligations issued or guaranteed by the United States Treasury or by any agency or instrumentality of the United States Government. Collateral, including cash Collateral investments, must be held in a segregated account for each Lending Fund, which is referred to in the Agreement and this Schedule as a "Separate Account."

Eligible Investments of Cash Collateral

     Cash Collateral shall be invested in shares of the Liquid Assets Portfolio. A copy of the current prospectus for the Liquid Assets Portfolio is attached to the Agreement as Annex II.

Diversification of Non-Cash Collateral

o Obligations issued or guaranteed by the U.S. Government, or its agencies and instrumentalities, may be accepted without limit.

o Agent shall establish from time to time a maximum percentage of the Separate Account which may be exposed to the risks of any one foreign country, and individual country limits.


C) Fees. Pursuant to Clause 14.1 of the Agreement, Schedule C of the Agreement is hereby amended and restated as follows:

                                   SCHEDULE C
                  TO SECURITIES LENDING AUTHORIZATION AREEMENT
                                  ("Agreement")

                                      FEES


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         The Agent shall be entitled to receive the following fees for services provided under this Agreement. The fees below are expressed as a percentage of Company's Net Revenue (as defined in paragraph 7.1 of the Agreement).

                  25%      Loans of U.S. Government and Agency Securities

                  25%      Loans of U.S. Corporate Equity and
                           Fixed Income Securities

                  25% Loans of non-U.S. Sovereign Fixed Income and non-U.S. Corporate Fixed Income Securities

                  25%      Loans of non-U.S. Corporate Equity Securities


D) Except as hereby specifically amended, the Agreement as heretofore set forth shall remain in full force and effect.

E) This Amendment Agreement will be governed by, and construed in accordance with laws governing the Agreement.

F) The terms of this Amendment Agreement shall be effective as of April 1st 2008.

Executed in three originals

ALLIANZ VARIABLE                                  ALLIANZ INVESTMENT  MANAGEMENT
INSURANCE PRODUCTS TRUST                          LLC



By:   /s/ Brian Muench                            By:   /s/ Brian Muench
      -----------------------------------               ------------------
Name: Brian Muench                                Name: Brian Muench
      --------------------------------------            ------------------------
Title:Vice President                              Title:Vice President
      -----------------------------------               ------------------------
Date: May 6, 2008                                 Date: May 6, 2008
      ------------------------------------              ------------------------



AGREED TO AND ACCEPTED BY:

THE NORTHERN TRUST COMPANY

By: /s/  Sandra L. Linn
    --------------------------------
Name:    Sandra L. Linn
     -------------------------------
Title:   Senior Vice president
      ------------------------

Date: May 22, 2008